Exhibit 99.1

Rennova Health ANNOUNCES 2015 FINANCIAL RESULTS

WEST PALM BEACH, Fla. (April 19, 2016) – Rennova Health, Inc. (NASDAQ: RNVA) (NASDAQ: RNVAW), a vertically integrated provider of industry-leading diagnostics and supportive software, today announced financial results for the 12 months ended December 31, 2015, and provided a business update.

Business highlights from 2015 and recent weeks include:

•	Rennova Health, Inc. was launched as a result of Medytox Solutions completing its merger with CollabRx, Inc. in November 2015.
•	Raised approximately $10 million in gross proceeds from a public offering a month later.
•	Completed expansion of a laboratory in New Mexico and development of a new flagship laboratory in Florida
•	Continued development of supportive software solutions, including the launch of a new electronic health records (EHR) product into the rehabilitation sector by Medical Mime, our EHR subsidiary
•	Formed a Scientific Advisory Committee to provide oversight and direction as the Company investigates opportunities to enter, expand diabetes and cancer diagnostics
•	Entered into an agreement with Genomas to offer the revolutionary PhyzioType Systems for DNA-guided management and prescription of drugs
•	Secured numerous contracts with payors on a nationwide basis and refocused sales and marketing efforts in the State of California with attractive third-party payor contracts already in place
•	Signed an agreement for its Clinlab, Inc. subsidiary to provide its Laboratory Information System (LIS) technology to the Fulton County, Georgia, Department of Health & Wellness for faster, more efficient processing and reporting of laboratory tests
•	Received a trademark from the United States Patent and Trademark Office for StableSpot®, a clinical dry specimen transport kit for collection, stabilization and transport of urine, serum, plasma and blood
•	Increased management expertise and capabilities with the addition of Jason Adams (Chief Financial Officer), Steven Burdelski (Chief Compliance Officer), Mark Jewett (Revenue Cycle Management and Interim CEO of billing subsidiary), Victoria Nemerson (Corporate Counsel), Al Lechner (Software sales) and Jack Seeley (to lead the Laboratory Sales and Marketing division of the Company)
•	Secured $5 million in proceeds against aged and disputed accounts receivables

Financial highlights for 2015 include (all comparisons are with 2014):

•	Total gross revenues of $37.9 million, compared with $77.2 million, a decline of 51%
•	Total net revenues of $18.4 million, compared with $57.9 million, a decline of 68%, which includes write down of $19.5 million in bad debt expense with third party payors in the laboratory services segment in 2015 related to receivables recorded as of December 31, 2014
•	Supportive Software Solutions segment revenues of $0.8 million, compared with $0.7 million, an increase of 8%
•	Goodwill impairment of $18.4 million, including $10.6 million related to the merger with CollabRx
•	Increase in gross margin, before provision for bad debts, to 76%, compared with 73%, owing to a decline in direct cost of revenue
•	Non-GAAP adjusted EBITDA of $3.2 million, compared with $19.7 million
•	Net loss attributable to common stockholders of $36.4 million, or $2.93 per share, compared with net income attributable to common stockholders of $2.8 million, or $0.22 cents per diluted share

1

Management Commentary

Seamus Lagan, chief executive officer of Rennova Health, said, “Our 2015 financial results reflect challenges faced by all rehab laboratories as a result of lower third-party reimbursement. As reported, this sector represents a significant percentage of our revenue and this volatility has adversely impacted our ability to secure new customers, to retain existing customers and to receive payment from billings. However, we believe the worst of the volatility is behind us and that our business strategy of providing services with supportive solutions creates a more sustainable relationship with our customers. We are comfortable that 2016 will bring significant improvement with increased contracted billing and improved efficiencies that will enable us to meet the growing need for information by payers and, in turn, a resumption of payments. We expect this improvement to be evident beginning with the second quarter of this year. In 2015 we wrote down $19.5 million in accounts receivables related to those at least 12 months old, a portion of which we believe we will recover. We have amended our revenue recognition policies to reduce and prevent significant bad debt in the future. We have also been successful in securing in-network contracts with payers, which expands the potential target customer base and should facilitate prompt, predictable payment for our lab services.

“We have recently undertaken a number of initiatives for our supportive software solutions and revenue cycle management segments that are expected to positively impact our financial performance in 2016,” Mr. Lagan continued. “In October we launched a new electronic health records (EHR) product into the rehabilitation sector from Medical Mime, our EHR subsidiary, and are pleased with the market reception to date. We now have a number of customers using our EHR, our lab services and our medical billing services, which we believe will lead to stronger, more sustainable relationships. We are actively expanding our sources of revenue from laboratory services and new customers to include revenue from the sale of supportive software solutions and medical billing services.”

Commenting on future plans, Mr. Lagan said, “Our intention is to capitalize on recent disruption in the toxicology testing industry to gain new clients. We plan to expand into new geographies in order to grow our client base not only for laboratory testing, but also to capture a share of the market for accompanying software solutions and medical billing services. We will continue to add more tests to our menu of offerings. Our recent agreement to partner with Genomas to offer the revolutionary PhyzioType Systems for DNA-guided management and prescription of drugs is an important addition to our diagnostic capabilities that we will be nurturing this year. In addition, our direct-to-consumer diagnostic product is at an advanced stage of readiness for launch later this year. This is a home-collection test kit that is intended to provide added-value interpretation and decision support directly to the consumer. Initially, we plan to leverage our current testing capabilities to offer routine testing in a convenient, cost-effective and informative manner.

“Along with Epinex, Inc. we continue to develop a revolutionary test for the early detection of diabetes, and using the knowledge and expertise attained from the merger with CollabRx, we also will continue to consider our options for cancer diagnostics and decision support.

“We are very excited about the prospects for Rennova and look forward to the future with optimism. We operate in very significant and established market sectors where even small success can lead to significant revenue. The total U.S. market for drug and alcohol rehabilitation testing is estimated at $35 billion per year, with Affordable Care Act mandates expected to drive growth as an additional 3 million to 5 million people gain coverage. The total U.S. market for our pain management diagnostics is estimated at $2 billion to $4 billion per year, with 5 million to 8 million people in the U.S. taking opioids. There are 14,500 to 16,700 outpatient clinics in the U.S., which represents a significant portion of this marketplace. The total market for genomics testing and interpretation, including therapy selection, represents an exciting growth opportunity for Rennova over the next few years, with an annual market expected to approach $100 billion by 2020. We are confident we have a strategy and the tools that will allow us to resume profitable growth in 2016 and beyond,” Mr. Lagan concluded.

2

Financial Results

Total gross revenues for 2015 were $37.9 million, compared with $77.2 million for 2014, a decline of 51%. Total net revenues for 2015 were $18.4 million, compared with $57.9 million for 2014. Laboratory services revenues for 2015 were $17.5 million, compared with $57.2 million for 2014. The decline in net revenues related primarily to a decrease in the net recovery rate of revenues from approximately 25% of gross billings to insurance carriers to 20% of gross billings to insurance carriers, a 25% decline in insured test volume, and a $18.0 million increase in reserves for receivables aged over 360 days. The decrease in the net recovery rate resulted in a decrease in net revenues of $11.4 million. The decrease in insured test volume resulted in a decrease in net revenues of $11.5 million. Supportive software solutions segment revenues were $0.8 million for 2015, compared with $0.7 million in 2014, an increase of 8%. The increase was due to the launch of the company’s Medical Mime product into the rehab sector during the fourth quarter of 2015.

Laboratory services operating loss was $17.2 million in 2015, compared with operating income of $19.8 million in 2014. The decline relates to the decline in net revenues and the impairment of goodwill and intangibles of $5.0 million, partially offset by the decrease in direct costs of revenue. The decline in direct cost of revenue resulted from the transition of a significant portion of the company’s testing from external reference labs to internal processing, resulting in a 37.5% decrease in direct costs per sample and an 8% decline in total samples processed.

The Supportive Software Solutions segment operating loss was $7.8 million in 2015, compared with an operating loss of $0.8 million in 2014. The decline relates primarily to the impairment of goodwill and intangibles of $2.7 million and increased development spend related to the launch and refinement of the company’s EHR product into the rehab sector of $3.2 million.

Corporate and other operating expenses increased to $8.0 million in 2015 from $3.1 million in 2014. The increase relates primarily to an increase of $2.9 million in non-cash stock-compensation expenses, $1.7 million in merger, acquisition and integration expenses related to the acquisition of CollabRx, and the expansion of the company’s management team.

The company had a negative provision for income taxes of $9.0 million for 2015, compared with a provision for income taxes of $7.6 million for 2014. The company had $2.4 million in income tax receivable on its balance sheet.

Net loss attributable to common stockholders for 2015 was $36.4 million, or $2.93 per share, compared with net income attributable to common stockholders of $2.8 million, or $0.22 cents per diluted share, for 2014.

The company had cash and cash equivalents of $8.8 million as of December 31, 2015, compared with $2.4 million as of December 31, 2014.

Non-GAAP Measures

To supplement Rennova Health’s consolidated financial statements presented in accordance with GAAP, Rennova provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted (loss) income and non-GAAP adjusted (loss) income per share.

Rennova’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of Rennova’s current financial performance and to provide further information for comparative purposes.

3

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, Rennova believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

	For the Year Ended
	December 31,
	2015	2014
(Loss) income before income taxes	$(43,758,792)	$15,381,632

Adjustments to GAAP measure:
Depreciation and amortization	2,749,850	1,500,453
Interest expense	2,689,811	513,815
Impairment of goodwill and intangibles	18,411,353	–
Stock compensation expense	3,627,829	852,085
Reserve for greater than 360 day old accounts receivable	19,494,029	1,501,204

Adjusted EBITDA	$3,214,080	$19,749,189

Other income (expenses):
Depreciation and amortization	(2,749,850)	(1,500,453)
Cash interest expense	(1,163,389)	(510,537)
Other income	3,164,026	240,453
Provision for income taxes at standard 38.8%	(956,368)	(6,975,717)

Adjusted net income	$1,508,499	$11,002,935

Adjusted income per diluted share	$0.12	$0.87

About Rennova Health, Inc.

Rennova Health, Inc. (NASDAQ: RNVA) provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcome. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information about Rennova Health, Inc., visit www.rennovahealth.com.

Rennova Health Safe Harbor Statement

This press release includes forward-looking statements about Rennova Health’s anticipated results that involve risks and uncertainties, including statements regarding our expectations with respect to the completion of our proposed public offering and the gross proceeds from the offering. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and Rennova Health cautions investors not to place undue reliance on the forward-looking statements contained in this release. There can be no assurance that Rennova Health will be able to complete the offering on the anticipated terms, or at all. Risks and uncertainties relating to Rennova Health and this offering can be found in the “Risk Factors” section of the preliminary prospectus and final prospectus related to such proposed offering to be filed with the SEC. Rennova Health undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA
Kim Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com

(Tables to follow)

4

	For the Year Ended
	December 31,
	2015	2014
Revenues
Gross charges (net of contractual allowances and discounts)	$37,887,068	$77,223,964
Provision for bad debts	(19,494,030)	(19,296,144)
Net Revenues	$18,393,038	$57,927,820

Operating expenses:
Direct costs of revenue	9,339,644	15,920,468
General and administrative	27,846,160	19,712,018
Legal fees related to disputed subsidiary	–	94,217
Sales and marketing expenses	3,763,802	4,967,188
Engineering	415,482	–
Bad debt	99,754	78,482
Impairment of goodwill and intangible assets	18,411,353	–
Depreciation and amortization	2,749,850	1,500,453
Total operating expenses	62,626,045	42,272,826

Income (Loss) from operations	(44,233,007)	15,654,994

Other income (expense):
Other income	252	489
Realized gain on derivative instruments	2,327,756	–
Unrealized gain (loss) on derivative instruments	560,990	–
Gain on disposition of subsidiary	–	134,184
Gain (Loss) on legal settlement	275,028	105,780
Interest expense	(2,689,811)	(513,815)
Total other income (expense)	474,215	(273,362)

Income (Loss) before income taxes	(43,758,792)	15,381,632

Provision for income taxes	(9,028,253)	7,561,300

Net income (loss) attributable to Rennova Health	(34,730,539)	7,820,332

Preferred stock dividends	1,627,188	5,010,300

Net income (loss) attributable to Rennova Health common shareholders	$(36,357,727)	$2,810,032

Net income (loss) per common share:
Basic	$(2.93)	$0.23
Diluted	$(2.93)	$0.22

Weighted average number of common shares
outstanding during the period:
Basic	12,423,294	12,247,978
Diluted	12,423,294	12,667,858

5

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$8,833,230	$2,406,246
Accounts receivable, net	8,149,484	17,463,947
Prepaid expenses and other current assets	1,193,077	170,353
Income tax refunds receivable	2,415,013	–
Deferred tax assets	–	28,300
Deposits on acquisitions	–	259,875

Total current assets	20,590,804	20,328,721

Property and equipment, net	7,148,295	7,678,123

Other assets:
Intangible assets, net	–	4,436,473
Goodwill	–	3,139,942
Deposits	232,774	177,495

Total assets	$27,971,873	$35,760,754

6

	December 31,	December 31,
	2015	2014

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,360,035	$3,356,797
Accrued expenses	5,285,455	2,297,416
Income tax liabilities	–	8,087,946
Current portion of notes payable	269,031	443,292
Current portion of notes payable, related party	5,133,888	3,000,000
Current portion of capital lease obligations	1,323,708	962,562

Total current liabilities	16,372,117	18,148,013

Other liabilities:
Notes payable, net of current portion	2,903,898	93,392
Capital lease obligations, net of current portion	2,394,171	2,222,625
Derivative liabilities	7,495,486	–
Deferred tax liabilities	–	252,900

Total liabilities	29,165,672	20,716,930

Commitments and contingencies

Stockholders' equity:
Through November 2, 2015:
Preferred stock, 100,000,000 shares authorized:
Series B preferred stock, $0.0001 par value, 5,000 shares authorized, issued and outstanding at December 31, 2014	–	1
Series D preferred stock, $0.0001 par value, 200,000 shares authorized, issued and outstanding at December 31, 2014	–	20
Series E preferred stock, $0.0001 par value, 100,000 shares authorized, 100,000 shares issued and outstanding at December 31, 2014	–	10
After November 2, 2015:
Preferred stock, 5,000,000 shares authorized:
Series B preferred stock, $0.01 par value, 5,000 shares authorized, issued and outstanding at December 31, 2015	50	–
Series C preferred stock, $0.01 par value, 10,350 shares authorized, 9,000 issued and outstanding at December 31, 2015	90	–
Series E preferred stock, $0.01 par value, 45,000 shares authorized, 45,000 shares issued and outstanding at December 31, 2015	450	–
Common stock, $0.01 par value, 50,000,000 shares authorized, 14,395,171 and 11,885,414 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	143,951	118,854
Additional paid-in-capital	25,456,870	5,241,449
(Accumulated deficit) retained earnings	(26,795,210)	9,562,517
Total Rennova Health stockholders' equity	(1,193,799)	14,922,820
Noncontrolling interest	–	121,004
Total stockholders' equity	(1,193,799)	15,043,824

Total liabilities and stockholders' equity	$27,971,873	$35,760,754

7

The following table illustrates a reconciliation of our common shares outstanding to our fully diluted common share equivalents as of December 31, 2015:

Common shares outstanding	14,395,171
Dilutive potential shares:
Stock options	1,822,675
Warrants	6,898,560
Convertible debt	1,074,402
Convertible preferred stock	11,540,397
Total dilutive potential	21,336,034

Fully diluted common shares outstanding	35,731,205

# # #

8